EXHIBIT 99.1
Press Release
For Immediate Release
Beazer Homes Files First and Second Quarter Fiscal 2008 Financial Statements
ATLANTA, May 15, 2008— Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today filed its quarterly reports on Forms 10-Q for the quarters ended December 31, 2007 and March 31, 2008. With the filing of these reports, the Company has completed the filing of all of its previously past due periodic reports with the Securities and Exchange Commission.
In conjunction with these filings, the Company today announced its financial results for the quarter ended December 31, 2007 and the quarter and six months ended March 31, 2008. Summary results of the first and second quarter of fiscal 2008 are as follows:
Quarter Ended December 31, 2007
•	Reported net loss of $(138.2) million, or $(3.59) per share, including pre-tax charges related to inventory impairments and abandonment of land option contracts of $168.5 million and impairments related to joint venture investments of $12.8 million. For the first quarter of the prior fiscal year, net loss totaled $(79.9) million, or $(2.09) per share.
•	Total revenues: $503.1 million, compared to $802.5 million in the first quarter of the prior year.

•	Home closings: 2,006 homes, compared to 2,664 in the first quarter of the prior year.

•	Average sales price: $244,700 compare to $282,500 in the first quarter of the prior year.

•	New orders: 1,252 homes, compared to 1,783 in the first quarter of the prior year.
Quarter Ended March 31, 2008
•	Reported net loss from continuing operations of $(228.7) million, or $(5.93) per share, including pre-tax charges related to inventory impairments and abandonment of land option contracts of $187.9 million, and impairments related to joint venture investments of $31.7 million. In addition, the company incurred goodwill impairment charges of $48.1 million. For the prior fiscal year second quarter, net loss from continuing operations totaled $(58.1) million, or $(1.51) per diluted share.
•	Reported net loss from discontinued operations of $(1.2) million, or $(0.03) per diluted share, compared to net income from discontinued operations of $0.9 million, or $0.02 per diluted share.
•	Total revenues: $405.4 million, compared to $823.6 million in the second quarter of the prior year.

•	Home closings: 1,568 homes, compared to 2,748 in the second quarter of the prior year.

•	Average sales price: $255,500 compared to $280,800 in the second quarter of the prior year.

•	New orders: 1,956 homes, compared to 4,090 in the second quarter of the prior year.
As of March 31, 2008
•	Cash and cash equivalents: $277.3 million (including $3.6 million of restricted cash).
•	No cash borrowings outstanding on revolving credit facility.

•	Net debt to capitalization: 61.2%
•	Backlog: 2,619 homes with a sales value of $672.5 million compared to 5,563 homes with a sales value of $1.67 billion as of March 31, 2007.
“As evidenced by the results we released today, market conditions remained weak for the homebuilding industry in the first half of fiscal 2008, and we maintain a disciplined and cautious operating approach as we believe the remainder of this fiscal year will be very challenging,” said Ian J. McCarthy, President and Chief Executive Officer. “The actions we are taking to reduce direct costs, overhead expenses, land spending and inventory will enable us to generate cash and preserve liquidity at this difficult time in the housing industry. At the same time, strategic actions such as our decisions to reallocate capital and resources within our geographic footprint and further efforts to differentiate Beazer Homes in the eyes of the consumer will enable us to enhance shareholder value over the long run.”
“Completing the restatement of our prior years’ financial results and filing all outstanding periodic financial reports is an important step for Beazer Homes,” McCarthy continued. “We look forward to resuming regular quarterly communication of our financial and operating results and appreciate the patience and support shown to us by our investors, customers, and business partners while we worked through the restatement.”
Quarter Ended December 31, 2007
Homebuilding revenues declined 37.1% for the quarter ended December 31, 2007, due to both a 24.7% decline in home closings and a 13.4% decline in average selling price from the same period in the prior fiscal year. The decrease in home closings was driven primarily by declines in the West and Southeast regions, offset somewhat by an increase in the Mid-Atlantic region. Net new home orders totaled 1,252, a decline of 29.8% from the prior fiscal year. At 46.6%, the cancellation rate for the quarter was comparable to the 43.1% rate experienced for the same period in the prior fiscal year.
During the first quarter, margins were negatively impacted by both the average sales price decline and reduced closing volume as compared to the same period a year ago. In addition, the Company incurred pre-tax charges to abandon land option contracts, to recognize inventory impairments and impairments in joint ventures of $27.0 million, $141.5 million, and $12.8 million, respectively.
The Company continued to reduce its land position and unsold home inventories. The Company controlled 58,146 lots at December 31, 2007, reflecting a reduction of 6.3% from the level as of September 30, 2007. As of December 31, 2007, unsold finished homes totaled 679, declining by 49.4% and 21.2% from the level a year ago and as of September 30, 2007, respectively.
Quarter Ended March 31, 2007
Homebuilding revenues declined 48.6% for the quarter ended March 31, 2008, due to both a 42.9% decline in home closings and a 9.0% decline in average selling price from the same period in the prior fiscal year. Home closings declined in all regions, with the most significant declines in Florida and the Southeast regions. Net new home orders totaled 1,956, a decline of 52.2% from the prior fiscal year. The cancellation rate for the quarter was 33.7%, comparable to the 29.1% rate experienced for the same period in the prior fiscal year, but down substantially from 46.6% experienced in the December quarter.
During the second quarter, margins were negatively impacted by both the average sales price decline and reduced closing volume as compared to the same period a year ago. In addition, the Company incurred pre-tax charges to abandon land option contracts, to recognize inventory impairments and impairments in joint ventures of $13.2 million, $174.7, and $31.7, respectively. In addition, the Company incurred pre-tax non-cash goodwill impairment charges of $48.1 million related to reporting units in Arizona, New Jersey, Southern California, and Virginia.
As previously announced, on February 1, 2008, the Company determined that it would discontinue its mortgage origination services through Beazer Mortgage Corporation (“BMC”) and entered into a marketing services arrangement with Countrywide Financial Corporation. Commencing with the second quarter, the Company has classified the results of operations from BMC, previously included in our Financial Services segment, as discontinued operations in its condensed consolidated financial statements. Net loss from discontinued operations net of tax was $(1.2) million for the quarter ended March 31, 2008. This loss included approximately $0.6 million of severance and termination benefits and other charges directly related to the cessation of BMC operating activities. In addition, during the quarter ended March 31, 2008, the Company wrote off its entire $7.1 million investment in Homebuilders Financial Network LLC (“HFN”), a joint venture investment established to provide related mortgage services.
The Company controlled 54,212 lots at March 31, 2008, reflecting a 6.7% reduction from levels as of December 31, 2007. As of March 31, 2008, unsold finished homes totaled 439, declining by 38.8% and 49.1% from the level a year ago and as of September 30, 2007, respectively.
At March 31, 2008, the Company had a cash balance of $277.3 million, which included $3.6 million of restricted cash. As the first and second fiscal quarters are seasonally low in terms of closings, cash used in operating activities was $27.6 million for the six months ended March 31, 2008. In addition, during the first six months of the fiscal year, the Company repaid $99.8 million of secured notes payable and paid a consent fee to holders of its Senior Notes and Senior Convertible Notes and related expenses totaling $21.1 million.
Subsequent Developments
Subsequent to March 31, 2008, the Company received a cash tax refund of approximately $55.8 million relating to a fiscal 2007 net operating loss carried back to fiscal 2005. In addition, the Company currently has pending asset sales with estimated net cash proceeds in excess of $100 million which are expected to close over the next 120 days. These assets are located both in markets the Company is exiting and in those where the Company is maintaining a presence but has determined that sale of certain assets in these markets best optimizes its capital and resource allocation. The Company is continuing to pursue opportunities for the disposition of its remaining land holdings and inventory in those markets that it is in the process of exiting.
On May 13, 2008, the Company obtained a limited waiver, which relaxes, until June 30, 2008, our minimum consolidated tangible net worth and maximum leverage ratio requirements under our Revolving Credit Facility. During the term of the limited waiver, the minimum consolidated tangible net worth shall not be less than $700 million and the leverage ratio shall not exceed 2.50 to 1.00. The Company is currently negotiating an amended covenant package with its bank group and expects to enter into an amendment prior to finalizing its financial statements for the fiscal quarter ending June 30, 2008. The Company currently has no cash borrowings outstanding under the revolving credit facility and current availability net of letters of credit of approximately $55.0 million.
Ongoing External Investigations
As previously disclosed, the Company and its subsidiary, Beazer Mortgage Corporation, are under investigations by the United States Attorney’s Office in the Western District of North Carolina, as well as other state and federal agencies, concerning the matters that were the subject of the Audit Committee’s independent investigation. In addition, the Company received from the Securities and Exchange Commission a formal order of private investigation to determine whether Beazer Homes and/or other persons or entities involved with Beazer Homes have violated federal securities laws, including, among others, the anti-fraud, books and records, internal accounting controls, periodic reporting and certification provisions thereof. The Company is fully cooperating with these investigations which are ongoing. The Company cannot predict or determine the timing or final outcome of the investigations or the effect that any adverse findings in the investigations may have on it.
The Company intends to attempt to negotiate a settlement with prosecutors and regulatory authorities with respect to these matters that would allow us to quantify our exposure associated with reimbursement of losses and payment of regulatory and/or criminal fines, if they are imposed. However, no settlement has been reached with any regulatory authority and the Company believes that although it is probable that a liability exists related to this exposure, it is not reasonably estimable at this time.

Conference Call
The Company will hold a conference call tomorrow, May 16, 2008, at 11:00 AM ET to discuss these results and take questions. Interested parties may listen to the conference call and view the Company’s slide presentation over the internet by going to the “Investor Relations” section of the Company’s website at www.beazer.com. To access the conference call by telephone, listeners should dial 877-601-3546 or 210-234-0031. To be admitted to the call, verbally supply the passcode “BZH”. A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 866-448-7650 or 203-369-1199 (available until midnight ET on May 23, 2008), or visit www.beazer.com. A replay of the webcast will be available at www.beazer.com for approximately 30 days.
Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, (i) the timing and final outcome of the United States Attorney investigation, the Securities and Exchange Commission’s (“SEC”) investigation and other state and federal agency investigations, the putative class action lawsuits, the derivative claims, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings; (ii) material weaknesses in our internal control over financial reporting; (iii) additional asset impairment charges or writedowns; (iv) economic changes nationally or in local markets, including changes in consumer confidence, volatility of mortgage interest rates and inflation; (v) continued or increased downturn in the homebuilding industry; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled, (vii) continued or increased disruption in the availability of mortgage financing; (viii) our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any further downgrades of our credit ratings; (ix) potential inability to comply with covenants in our debt agreements; (x) continued negative publicity; (xi) increased competition or delays in reacting to changing consumer preference in home design; (xii) shortages of or increased prices for labor, land or raw materials used in housing production; (xiii) factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on projects under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure; (xiv) the performance of our joint ventures and our joint venture partners; (xv) the impact of construction defect and home warranty claims and the cost and availability of insurance, including the availability of insurance for the presence of moisture intrusion; (xvi) a material failure on the part of our subsidiary Trinity Homes LLC to satisfy the conditions of the class action settlement agreement, including assessment and remediation with respect to moisture intrusion related issues; (xvii) delays in land development or home construction resulting from adverse weather conditions; (xviii) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations, or governmental policies and possible penalties for failure to comply with such laws, regulations and governmental policies; (xix) effects of changes in accounting policies, standards, guidelines or principles; or( xx) terrorist acts, acts of war and other factors over which the Company has little or no control.
Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

Contact: Leslie H. Kratcoski
Vice President, Investor Relations & Corporate Communications
(770) 829-3764
lkratcos@beazer.com`
-Tables Follow-

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands, except per share amounts)
FINANCIAL DATA

	Quarter Ended
	December 31,
	2007	2006

INCOME STATEMENT
Total revenue	$503,148	$802,535
Home construction and land sales expenses	434,676	665,153
Inventory impairments and option contract abandonments	168,512	140,367

Gross loss	(100,040)	(2,985)

Selling, general and administrative expenses	93,169	116,916
Depreciation and amortization	6,058	7,558

Operating loss	(199,267)	(127,459)

Equity in loss of unconsolidated joint ventures	(16,140)	(2,360)
Other (expense) income, net	(2,818)	2,161

Loss before income taxes	(218,225)	(127,658)
Benefit from income taxes	(79,989)	(47,755)

Net loss	$(138,236)	$(79,903)

Net loss per common share:
Basic	$(3.59)	$(2.09)

Diluted	$(3.59)	$(2.09)

Weighted average shares outstanding, in thousands:
Basic	38,539	38,280
Diluted	38,539	38,280
SELECTED BALANCE SHEET DATA

	December 31,	September 30,
	2007	2007

Cash and cash equivalents (including restricted cash)	$332,527	$459,508
Inventory	2,483,386	2,775,173
Total assets	3,657,893	3,930,021
Total debt (net of discount of $2,916 and $3,033)	1,781,988	1,857,249
Shareholders’ equity	1,176,941	1,323,722

Inventory Breakdown
Homes under construction	$726,103	$787,102
Development projects in progress	1,275,699	1,546,389
Unimproved land held for future development	10,133	11,101
Land held for sale	144,394	49,473
Model homes	133,757	143,726
Consolidated inventory not owned	193,300	237,382

	$2,483,386	$2,775,173

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands)
OPERATING DATA

	Quarter Ended
	December 31,
	2007	2006

SELECTED OPERATING DATA
Closings:
West region	394	729
Mid-Atlantic region	244	200
Florida region	232	246
Southeast region	431	681
Other homebuilding	705	808

Total closings	2,006	2,664

New orders, net of cancellations:
West region	329	443
Mid-Atlantic region	80	238
Florida region	151	93
Southeast region	286	465
Other homebuilding	406	544

Total new orders	1,252	1,783

Backlog units at end of period:
West region	426	889
Mid-Atlantic region	479	615
Florida region	157	355
Southeast region	359	1,105
Other homebuilding	810	1,257

Total backlog units	2,231	4,221

Dollar value of backlog at end of period	$605,200	$1,290,000

CONSOLIDATED OPERATING AND FINANCIAL DATA (Continued)
(Dollars in thousands)

	Quarter Ended
	December 31,
	2007	2006
SUPPLEMENTAL FINANCIAL DATA

Revenues
Homebuilding operations	$491,787	$781,517
Land and lot sales	7,565	12,667
Financial Services	5,436	11,743
Intercompany elimination	(1,640)	(3,392)

Total revenues	$503,148	$802,535

Gross (loss) profit
Homebuilding operations	$(107,755)	$(18,792)
Land and lot sales	2,279	4,064
Financial Services	5,436	11,743

Total gross (loss) profit	$(100,040)	$(2,985)

Depreciation and amortization	$6,058	$7,558

Selling, general and administrative
Homebuilding operations	$87,486	$108,533
Financial Services	5,683	8,383

Total selling, general and administrative	$93,169	$116,916

SELECTED SEGMENT INFORMATION
Revenue:
West region	$117,888	$297,906
Mid-Atlantic region	92,020	91,266
Florida region	55,328	91,245
Southeast region	97,495	155,612
Other homebuilding	136,621	158,155
Financial services	5,436	11,743
Intercompany elimination	(1,640)	(3,392)

Total revenue	$503,148	$802,535

Operating (loss) income
West region	$60,205	$(26,326)
Mid-Atlantic region	(20,547)	(9,528)
Florida region	(643)	(30,701)
Southeast region	(43,255)	8,311
Other homebuilding	(20,240)	(18,888)
Financial services	(333)	3,230

Segment operating (loss) income	(145,223)	(73,902)
Corporate and unallocated	(54,044)	(53,557)

Total operating (loss) income	$(199,267)	$(127,459)

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands, except per share amounts)
FINANCIAL DATA

	Quarter Ended		Six Months Ended
	March 31,		March 31,
			#
	2008	2007	2008	2007
INCOME STATEMENT
Total revenue	$405,417	$823,604	$906,071	$1,619,592
Home construction and land sales expenses	379,424	706,653	815,740	1,375,198
Inventory impairments and option contract abandonments	187,860	105,245	356,372	245,612

Gross (loss) profit	(161,867)	11,706	(266,041)	(1,218)

Selling, general and administrative expenses	74,017	96,604	162,179	205,996
Depreciation & Amortization	6,226	7,619	12,204	15,065
Goodwill impairment	(48,105)	—	48,105	—

Operating loss	(290,215)	(92,517)	(488,529)	(222,279)

Equity in loss income of unconsolidated joint ventures	(40,361)	(3,713)	(56,501)	(6,073)
Other (expense) income	(4,569)	3,115	(7,418)	5,206

Loss from continuing operations before income taxes	(335,145)	(93,115)	(552,448)	(223,146)
Benefit from income taxes	(106,422)	(35,044)	(186,064)	(83,687)

Loss (income) from continuing operations	(228,723)	(58,071)	(366,384)	(139,459)
Loss from discontinued operations, net of tax	(1,170)	880	(1,745)	2,365

Net loss	$(229,893)	$(57,191)	$(368,129)	$(137,094)

Loss (income) per common share:
Basic loss per share from continuing operations	($5.93)	($1.51)	($9.50)	($3.64)
Basic loss (income) per share from discontinued operations	($0.03)	$0.02	($0.05)	$0.06
Basic loss per share	($5.96)	($1.49)	($9.55)	($3.57)

Diluted loss per share from continuing operations	($5.93)	($1.51)	($9.50)	($3.64)
Diluted loss per share from discontinued operations	($0.03)	$0.02	($0.05)	$0.06
Diluted loss per share	($5.96)	($1.49)	($9.55)	($3.57)

Weighted average shares outstanding, in thousands:
Basic	38,548	38,427	38,548	38,353
Diluted	38,548	38,427	38,548	38,353

	March 31,	September 30,
	2008	2007

SELECTED BALANCE SHEET DATA

Cash and cash equivalents (including restricted cash)	$277,262	$459,508
Inventory	2,268,175	2,775,173
Total assets	3,367,025	3,930,021
Total debt (net of discount of $2,799 and $3,033)	1,772,223	1,857,249
Shareholders’ equity	950,416	1,323,722

Inventory Breakdown
Homes under construction	$669,332	$787,102
Development projects in progress	1,115,854	1,546,389
Unimproved land held for future development	8,536	11,101
Land held for sale	163,325	49,473
Model homes	117,104	143,726
Consolidated inventory not owned	194,024	237,382

	$2,268,175	$2,775,173

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands)
OPERATING DATA

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007

SELECTED OPERATING DATA
Closings:
West region	405	675	799	1,404
Mid-Atlantic region	204	213	448	413
Florida region	161	349	393	595
Southeast region	305	729	736	1,410
Other homebuilding	493	782	1,198	1,590

Total closings	1,568	2,748	3,574	5,412

New orders, net of cancellations:
West region	497	1,055	826	1,498
Mid-Atlantic region	224	563	304	801
Florida region	170	441	321	534
Southeast region	422	1,016	708	1,481
Other homebuilding	643	1,015	1,049	1,559

Total new orders	1,956	4,090	3,208	5,873

Backlog units at end of period:
West region	518	1,269
Mid-Atlantic region	499	965
Florida region	166	447
Southeast region	476	1,392
Other homebuilding	960	1,490

Total backlog units	2,619	5,563

Dollar value of backlog at end of period	$672,500	$1,670,000

CONSOLIDATED OPERATING AND FINANCIAL DATA (Continued)
(Dollars in thousands)

	Quarter Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
SUPPLEMENTAL FINANCIAL DATA

Revenues
Homebuilding operations	$400,656	$780,178	$892,443	$1,561,695
Land and lot sales	4,004	41,539	11,569	54,206
Financial Services	757	1,887	2,059	3,691

Total revenues	$405,417	$823,604	$906,071	$1,619,592

Gross (loss) profit
Homebuilding operations	$(159,305)	$11,686	$(267,060)	$(7,106)
Land and lot sales	(3,319)	(1,867)	(1,040)	2,197
Financial Services	757	1,887	2,059	3,691

Total gross (loss) profit	$(161,867)	$11,706	$(266,041)	$(1,218)

Selling, general and administrative
Homebuilding operations	$73,456	$95,763	$160,943	$204,296
Financial Services	561	841	1,236	1,700

Total selling, general and administrative	$74,017	$96,604	$162,179	$205,996

Depreciation and amortization	$6,226	$7,619	$12,204	$15,065

SELECTED SEGMENT INFORMATION
Revenue:
West region	$115,497	$268,056	$233,385	$565,962
Mid-Atlantic region	84,466	104,070	176,486	195,336
Florida region	39,126	106,409	94,454	197,654
Southeast region	71,314	183,626	168,809	339,238
Other homebuilding	94,257	159,556	230,878	317,711
Financial services	757	1,887	2,059	3,691

Total revenue	$405,417	$823,604	$906,071	$1,619,592

Operating (loss) income
West region	$(56,638)	$(33,862)	$(116,843)	$(60,188)
Mid-Atlantic region	(34,538)	(15,825)	(55,085)	(25,353)
Florida region	(33,386)	8,307	(34,029)	(22,394)
Southeast region	(20,216)	11,394	(63,471)	19,705
Other homebuilding	(37,317)	(18,961)	(57,557)	(37,849)
Financial services	190	1,029	810	1,956

Segment operating (loss) income	(181,905)	(47,918)	(326,175)	(124,123)
Corporate and unallocated	(108,310)	(44,599)	(162,354)	(98,156)

Total operating (loss) income	$(290,215)	$(92,517)	$(488,529)	$(222,279)